Exhibit 23.0

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statements on Form S-8 (No. 33-51454, No. 333-01061 and No. 333-64984) of Mattel, Inc. of our report dated June 24, 2014 relating to the financial statements of Mattel, Inc. Personal Investment Plan, which appears in this Form 11-K.

/s/ PricewaterhouseCoopers LLP

Los Angeles, California

June 24, 2014